Exhibit 99.1

JCPENNEY CHAIRMAN TO UNDERGO

ELECTIVE MEDICAL PROCEDURE

PLANO, Texas (Oct. 22, 2007) – J. C. Penney Company, Inc. (NYSE:JCP) today announced that Chairman and Chief Executive Officer, Myron E. (Mike) Ullman, III, is scheduled to have elective, laparoscopic surgery on Oct. 31 to improve certain physical comfort-related symptoms stemming from a medical condition he has had for more than 20 years.

Mr. Ullman is expected to remain in the hospital for a few days after the procedure and to be away from the office for a few weeks.

Investor Relations

Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com

Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com

Media Relations

Darcie Brossart or Quinton Crenshaw; (972) 431-3400;

jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America’s leading retailers, operating 1,064 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation’s largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company’s commitment to providing customers with style and quality at a smart price. Traded as “JCP” on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2006 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney’s “Every Day Matters” brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company’s 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

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